                                                                   EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of GeoStrat Resources, Inc. of our report dated March 28, 1996, except as to Note 14 which is as of April 22, 1996, relating to the financial statements of TGX Corporation, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Information" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Information".

Price Waterhouse LLP

Houston, Texas

August 23, 1996